STEMCELLS, INC. AWARDED $20 MILLION FROM THE CALIFORNIA INSTITUTE FOR REGENERATIVE MEDICINE FOR
ALZHEIMER’S DISEASE PROGRAM

Award to Fund IND-Enabling Activities for the Company’s HuCNS-SC® Neural Stem Cells in Alzheimer’s
Disease

NEWARK, CA (September 6, 2012) – StemCells, Inc. (Nasdaq: STEM) today announced that the California Institute for Regenerative Medicine (CIRM) has approved an award to the Company for up to $20 million under CIRM’s Disease Team Therapy Development Award program (RFA 10-05). The award is to fund preclinical development of StemCells’ proprietary HuCNS-SC® product candidate (purified human neural stem cells) in Alzheimer’s disease over a maximum four-year period, with the goal of filing an investigational new drug (IND) application for a clinical trial in that time. In July, CIRM approved a separate award to the Company under RFA 10-05 for up to $20 million to fund preclinical development of HuCNS-SC cells in cervical spinal cord injury.

“With the recent spate of late-stage clinical failures in Alzheimer’s disease, it is clear that the field could benefit from alternative approaches to lessen the huge burden on families, caregivers and our healthcare system,” commented Martin McGlynn, President and CEO of StemCells, Inc. “Our recently reported preclinical data, which showed that our neural stem cells restored memory and enhanced synaptic function in two animal models relevant to Alzheimer’s disease, shows our approach has promise. We greatly appreciate the support from CIRM, which should help us accelerate our efforts to test our HuCNS-SC cells in Alzheimer’s disease.”

StemCells will evaluate its HuCNS-SC cells as a potential treatment for Alzheimer’s disease in collaboration with Frank LaFerla, Ph.D., a world-renowned researcher in the field. Dr. LaFerla is Director of the University of California, Irvine (UCI) Institute for Memory Impairments and Neurological Disorders (UCI MIND), and Chancellor’s Professor, Neurobiology and Behavior in the School of Biological Sciences at UCI.

Mr. McGlynn added, “CIRM’s approval of two awards to StemCells illustrates the tremendous promise of our neural stem cell technology and the high degree of confidence in the world class team of scientists and clinicians who will be working to translate this technology into potential treatments and cures for these devastating diseases.”

About CIRM

CIRM was established in November 2004 with the passage of Proposition 71, the California Stem Cell Research and Cures Act. The statewide ballot measure, which provided $3 billion in funding for stem cell research at California universities and research institutions, was overwhelmingly approved by voters, and called for the establishment of an entity to make grants and provide loans for stem cell research, research facilities, and other vital research opportunities. A list of grants and loans awarded to date may be seen here: http://www.cirm.ca.gov/for-researchers/researchfunding.

About StemCells, Inc.

StemCells, Inc. is engaged in the research, development, and commercialization of cell-based therapeutics and tools for use in stem cell-based research and drug discovery. The Company’s lead therapeutic product candidate, HuCNS-SC® cells (purified human neural stem cells), is currently in development as a potential treatment for a broad range of central nervous system disorders.  In a Phase I clinical trial in Pelizaeus-Merzbacher disease (PMD), a fatal myelination disorder in children, the Company has shown preliminary evidence of progressive and durable donor-derived myelination in all four patients transplanted with HuCNS-SC cells. The Company is also conducting a Phase I/II clinical trial in chronic spinal cord injury in Switzerland and recently reported positive interim data for the first patient cohort. The Company has also initiated a Phase I/II clinical trial in dry age-related macular degeneration (AMD), and is pursuing preclinical studies in Alzheimer’s disease. StemCells also markets stem cell research products, including media and reagents, under the SC Proven® brand. Further information about StemCells is available at http://www.stemcellsinc.com.

Apart from statements of historical fact, the text of this press release constitutes forward-looking statements within the meaning of the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, and is subject to the safe harbors created therein. These statements include, but are not limited to, statements regarding; the potential of the Company’s HuCNS-SC cells to treat a broad range of central nervous system disorders such as Alzheimer’s disease and spinal cord injury; the prospect of initiating a clinical trial in Alzheimer’s disease or cervical spinal cord injury; the timing and prospects for funding by the California Institute for Regenerative Medicine; and the future business operations of the Company, including its ability to conduct clinical trials as well as its other research and product development efforts. These forward-looking statements speak only as of the date of this news release. The Company does not undertake to update any of these forward-looking statements to reflect events or circumstances that occur after the date hereof. Such statements reflect management’s current views and are based on certain assumptions that may or may not ultimately prove valid. The Company’s actual results may vary materially from those contemplated in such forward-looking statements due to risks and uncertainties to which the Company is subject, including the fact that additional trials will be required to demonstrate the safety and efficacy of the Company’s HuCNS-SC cells for the treatment of any disease or disorder; uncertainty as to whether the results of the Company’s preclinical studies will be replicated in humans; uncertainties about the prospect and timing of entering into the agreements necessary to receive funding from CIRM and whether the Company will satisfy, and continue to satisfy, all preconditions for such funding; uncertainties regarding the Company’s ability to obtain the increased capital resources needed to continue its current and planned research and development operations; uncertainty as to whether HuCNS-SC cells and any products that may be generated in the future in the Company’s cell-based programs will prove safe and clinically effective and not cause tumors or other adverse side effects; and other factors that are described under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in its subsequent reports on Forms 10-Q and 8-K.

CONTACT:

Rodney Young
StemCells, Inc.
Chief Financial Officer
(510) 456-4128

Ian Stone
Russo Partners
(619) 308-6541